Exhibit 99.1

Flutter Entertainment plc (the “Company”)

Effective Date Announcement

New York, United States and Dublin, Ireland, August 3, 2026

Flutter Announces Completion of Cancellation of Secondary Listing on London Stock Exchange; Primary Listing on NYSE Maintained

Further to the announcement made on June 12, 2026, Flutter Entertainment plc (“Flutter” or the “Company”) (NYSE: FLUT) today announces that: (i) the listing of the Company’s shares on the Official List of the U.K. Financial Conduct Authority; and (ii) the admission to trading of those shares on the main market for listed securities of the London Stock Exchange, have now been cancelled with effect from 08:00 U.K. time today, August 3, 2026. Flutter’s shares are now only listed on the New York Stock Exchange.

To assist shareholders, the Company has prepared answers to Frequently Asked Questions, which are available on the Company’s website and accessible here.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our size and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global advantages of the Flutter Edge, which gives our brands access to group-wide benefits, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Snai, tombola, Betfair, MaxBet, Junglee Games, Adjarabet and Betnacional.

To learn more about Flutter, please visit our website at www.flutter.com.

Enquiries

Investor Relations: Investor.relations@flutter.com

Media Relations: corporatecomms@flutter.com